Execution Version 010-9268-3584/3/AMERICAS October 4, 2021 Stonepeak Infrastructure Fund IV Cayman (AIV III) L.P. c/o Stonepeak Infrastructure Partners 55 Hudson Yards 550 W 34th Street, 48th Floor New York, NY 10001 Ladies and Gentlemen: This letter agreement (this “Letter Agreement”) is being entered into in connection with the Agreement and Plan of Merger, dated as of October 4, 2021 (the “Merger Agreement”) by and among Stonepeak Infrastructure Fund IV Cayman (AIV III) L.P., a Cayman Islands exempted limited partnership (“Parent”), Limestone Merger Sub, Inc. a Republic of Marshall Islands corporation, Teekay LNG Partners, L.P., a Republic of Marshall Islands limited partnership (the “Partnership”), and Teekay GP LLC, a Republic of Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), which contemplates the execution and delivery of this Letter Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. 1. Non-Solicitation / Non-Hire. (a) In order to induce Parent to enter into the Purchase Agreements, Teekay Corporation (“Seller”) hereby covenants and agrees on behalf of itself and its Affiliates that, from the date hereof until the three year anniversary of the Closing Date (the “Restrictive Period”), it and its Affiliates shall not, and shall cause their respective directors, officers and employees (collectively with the Seller, the “Seller Parties”) not to, on its or their own behalf or on behalf of any other Person, directly or indirectly, solicit, induce or encourage for employment, consulting or any other similar arrangement for the provision of services by a Restricted Person, or hire or retain for the provision of services by a Restricted Person (collectively, the “Prohibited Activities”) any of the employees of the Purchased Companies that prior to the Closing were either formerly employees of Seller or any of its Subsidiaries or employees of the Purchased Companies (each, a “Restricted Person”). (b) Notwithstanding the foregoing, Prohibited Activities shall not include (x) soliciting any Restricted Person who contacts such Seller on his or her own initiative and without any direct solicitation by such person or as a result of general, non-targeted media advertising (but the hiring of any such Restricted Person shall be prohibited in accordance with the restrictions of Section 1(a), (y) soliciting any Restricted Person through a generalized search not specifically targeted toward employees of the Partnership, the General Partner, the companies purchased pursuant to the Management Services Restructuring and Purchase Agreement and their respective Subsidiaries (the “Purchased Companies”) (but the hiring of any Restricted Person who responds to such solicitation shall be prohibited in accordance with the restrictions of Section 1(a) and (z) soliciting or hiring any Restricted Person whose employment with the Purchased

2 010-9268-3584/3/AMERICAS Companies has been terminated for any reason for at least six (6) months before such solicitation. (c) In order to induce the Seller to enter into the Purchase Agreements, Parent hereby covenants and agrees on behalf of the Partnership and the General Partner and the other Subsidiaries of Parent that, during the Restrictive Period, the Partnership and the General Partner shall not, and shall cause their respective directors, officers and employees (collectively , the “Partnership Parties”) not to, on its or their own behalf or on behalf of any other Person, directly or indirectly, solicit, induce or encourage for employment, consulting or any other similar arrangement for the provision of services by a Seller Restricted Person (as defined below), or hire or retain for the provision of services by a Seller Restricted Person (collectively, the “Parent Prohibited Activities”) any of the employees of the Seller Parties that at the time of the Closing were employees of Seller employed in the Vancouver office or the Manila office of the Seller (other than Restricted Persons) or any of its Subsidiaries (each, a “Seller Restricted Person”). (d) Notwithstanding the foregoing, Parent Prohibited Activities shall not include (x) soliciting any Seller Restricted Person who contacts the Partnership, the General Partner or any of the Parent Parties on his or her own initiative and without any direct solicitation by such person or as a result of general, non-targeted media advertising (but the hiring of any such Seller Restricted Person shall be prohibited in accordance with the restrictions of Section 1(c) unless an authorized representative of the Sellers Parties has consented to the hiring of such Seller Restricted Person in writing, such consent not to be unreasonably withheld, (y) soliciting any Seller Restricted Person through a generalized search not specifically targeted toward employees of the Seller Parties (but the hiring of any Seller Restricted Person who responds to such solicitation shall be prohibited in accordance with the restrictions of Section 1(c) unless an authorized representative of the Sellers Parties has consented to the hiring of such Seller Restricted Person in writing, such consent not to be unreasonably withheld, and (z) soliciting or hiring any Seller Restricted Person whose employment with the Seller Parties has been terminated for any reason for at least six (6) months before such solicitation, unless an authorized representative of the Sellers Parties has consented to the hiring of such Seller Restricted Person in writing, such consent not to be unreasonably withheld . 2. Non-Compete. (a) In order to induce Parent to enter into the Purchase Agreements and in furtherance of the Transactions, except as permitted by Section 2(b), Seller hereby covenants and agrees on behalf of itself and the other Seller Parties that during the Restrictive Period, no Seller Party shall, directly or indirectly, (i) engage in, acquire or invest in any business that owns, operates or charters liquefied gas carriers and related time charters (provided that, the foregoing restriction shall apply after the second full year of the Restricted Period

3 010-9268-3584/3/AMERICAS only to liquefied natural gas carriers (and not all liquefied gas carriers for any type of gas) and related time charters) (each of the foregoing a “Restricted Business”). (b) Notwithstanding any provision of Section 2(a) to the contrary, the Seller Parties may engage in the following activities under any of the following circumstances: (i) the ownership, operation and/or chartering of any liquefied gas carriers and related time charters (“LG Assets”) that they acquire after the Closing if such LG Assets are acquired as part of a business or package of assets in a transaction in which the fair market value of such LG Assets and any related business or operations represents less than 10% of the fair market value of the total assets or business acquired; and (ii) The acquisition of up to a 9.9% equity ownership, voting or profit participation interest in any publicly traded Person that engages in a Restricted Business. (c) Seller acknowledges and agrees that the covenants included in this Section 2 are, taken as a whole, reasonable in their geographic and temporal coverage and Seller shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem. 3. Confidentiality. (a) In order to induce Parent to enter into the Merger Agreement, Seller hereby covenants and agrees that, during the Restrictive Period, it and its Affiliates shall (and it shall cause its related Seller Parties to) keep confidential, not use and not furnish or disclose to any Person any Confidential Information (as defined below), except for any such information that (i) is generally available to the public (or becomes so generally available other than as a result of a breach of this Letter Agreement), (ii) is or becomes available to Seller or related Seller Party from a source other than the Purchased Companies that, to the knowledge of Seller, is not bound by a confidentiality or fiduciary obligation to any of the Purchased Companies, and/or (iii) was or is independently developed by such Seller or on its behalf without violating its obligations hereunder (it being understood and agreed that none of the information described in the foregoing clauses (i) through (v) shall constitute “Confidential Information”); provided, Seller may provide Confidential Information to its related Seller Parties and its and their agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors, in connection with its reporting or other similar obligations in the ordinary course of business, in each case under customary obligation of confidentiality. (b) If Seller or another Seller Party is requested or required to disclose any Confidential Information in response to a court order or as otherwise requested or

4 010-9268-3584/3/AMERICAS required by any Law or any judgment, order, injunction, ruling or decree of a Governmental Entity or to comply with Tax reporting requirements (including preparation of Tax Returns), regulatory reporting, audit or other compliance obligations, to the extent permitted by such court order, Law, any judgment, order, injunction, ruling or decree of a Governmental Entity, Seller will inform Parent in writing of such request or obligation as soon as practicable after Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Parent (at its sole cost). If, failing the entry of a protective order or the receipt of a waiver hereunder, a Seller Party is, in the opinion of Seller’s counsel, as the case may be, compelled to disclose Confidential Information under pain of liability for contempt or other censure or penalty, the applicable Seller Party may disclose only that portion of such information as is legally required without liability; provided, that Seller hereby agrees that it and the other Seller Parties will exercise their reasonable best efforts to obtain assurance that confidential treatment will be accorded such information and shall provide prompt written notice of such disclosure to Parent to the extent not legally prohibited; provided, no notice under this Section 3(b) shall be required in connection with a routine audit or examination that does not target or name Parent, any of the Purchased Companies or any of the transactions contemplated by the Purchase Agreements. (c) “Confidential Information” shall mean any non-public confidential information, data, ideas, concepts, plans and strategies whether now or hereafter existing relating to or arising from the past, current or potential business, activities, finances and/or operations of any of the Purchased Companies, including any such information relating to or concerning financial statements, financial performance, sales, marketing, vessels, advertising, promotions, pricing, personnel, customers, suppliers, vendors, equity owners and/or competitors. 4. Trademark License. Notwithstanding Section 9 of that certain Trademarks Use Agreement, dated as of January 15, 2007, by and between Teekay Shipping Corporation and the Partnership (the “Trademark License”), Seller hereby covenants and agrees on behalf of itself and its Affiliates that the Trademark License will remain in effect: (a) for a period of ninety (90) days following the Closing Date in the corporate, fictitious or other name of any entity that contains or comprises any Trademark provided that, if the Partnership files such documents and takes such commercially reasonable actions to change such names within such ninety (90) days of the Closing Date and diligently prosecutes such name changes, such ninety (90) day period shall be deemed extended with respect to any entity solely to the extent necessary to accommodate the requirements of or delay in processing such name change by the applicable Governmental Authority; (b) for a period of ninety (90) days following the Closing Date, in connection with any websites, social media platforms and accounts, domain names, email addresses, mobile and other online applications, digital displays and other online materials that contain, bear, display or otherwise use any Trademark;

5 010-9268-3584/3/AMERICAS (c) with respect to ship, building, vehicle or other heavy machinery, equipment or tooling marking or signage that contains, bears, displays or otherwise uses any Trademark, until such time as any such item is replaced or relevant maintenance is performed in the ordinary course of business; (d) for a period of one-hundred eighty (180) days following the Closing Date in connection with continuing the Activities and any other uses of any Trademark as of the Closing Date, or at any time during the twelve (12) months prior to the Closing Date, that are not addressed in the foregoing clauses (a) – (c), including product and sales literature, stationary, supplies, purchase orders, forms, business cards, invoices, uniforms, contracts or letterhead and other media, provided, that, in each case of the foregoing clauses (a) – (d), all such uses shall be in a manner consistent with past practice and customary “phase out” use. Notwithstanding anything in this Letter Agreement or the Trademark License to the contrary, and without limiting the rights otherwise granted in this Section 4, nothing herein shall impair the rights of the Partnership, its Subsidiaries or any Partnership JV to: (i) use and make factual references to any in a non- trademark manner, including any use in corporate or financial records, tax or regulatory filings and other similar materials or (ii) make any use of any Trademark that may be required under applicable Laws, or make “fair use” of any Trademark. Capitalized terms used, but not defined, in this Section 4 shall have the meanings ascribed to such terms in the Trademark License or the Merger Agreement, as applicable. 5. Representations and Warranties of Seller. Seller represents and warrants to Parent that: (a) (i) The covenants and agreements contained in Section 1, Section 2 and Section 3 are necessary, fundamental and required for the protection of the goodwill of the Purchased Companies directly or indirectly acquired by Parent pursuant to the Merger Agreement, the GP Purchase Agreement and the Management Services Restructuring and Purchase Agreement (collectively, the “Purchase Agreements”); and (ii) Parent entered into the Purchase Agreements in contemplation of Seller’s execution and delivery of this Letter Agreement, and Parent would not enter into the Purchase Agreements absent such Seller’s execution and delivery of this Letter Agreement. (b) Seller has all necessary legal capacity, power and authority to execute and deliver this Letter Agreement and to perform Seller’s obligations hereunder. This Letter Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. (c) The execution and delivery by Seller of this Letter Agreement do not, and the performance of Seller’s obligations hereunder and the consummation of the transactions contemplated hereby shall not, conflict with or violate any law or order applicable to Seller or by which any of Seller’s properties, rights or assets are bound.

6 010-9268-3584/3/AMERICAS 6. Entire Agreement. This Letter Agreement, together with the Merger Agreement (including the Partnership Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the GP Purchase Agreement, the Voting and Support Agreement and the Management Services Restructuring and Purchase Agreement (together with the Transition Services Agreement), constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. 7. Governing Law. (a) This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. 8. Jurisdiction and Exclusive Venue. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Letter Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any

7 010-9268-3584/3/AMERICAS such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Letter Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section in the manner provided for notices in Section 9.4 of the Merger Agreement. Nothing in this Letter Agreement will affect the right of any party to this Letter Agreement to serve process in any other manner permitted by Law. 9. Amendment or Waiver. This Letter Agreement may be modified or waived only by a separate writing between the Sellers and Parent expressly so modifying or waiving such agreements. The waiver by any party hereto of a breach of any provision of this Letter Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. 10. Assignment. Neither this Letter Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto; provided, however, that this Letter Agreement may be assigned by Parent to a Person that becomes, directly or indirectly, a successor in interest (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business, operations, rights, properties or assets of Parent. Seller acknowledges and agrees that upon such assignment, the rights and obligations of Parent hereunder shall be the rights and obligations of such Affiliate or successor. 11. Rights of Third Parties. This Letter Agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns and nothing set forth in this Letter Agreement shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce any provisions of this Letter Agreement. 12. Enforcement. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Letter Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8 without proof of damages or posting a bond, this being in addition to any

8 010-9268-3584/3/AMERICAS other right or remedy to which they are entitled under this Letter Agreement or otherwise and (b) the right of specific performance and other equitable relief is an integral part of this Letter Agreement and without that right, none of the parties would have entered into this Letter Agreement. 13. Severability. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Letter Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement. 14. Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Letter Agreement by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Letter Agreement and shall constitute an original for all purposes. 15. Termination. Notwithstanding anything herein to the contrary, in the event that the Merger Agreement is terminated pursuant to Section 8.1 thereof, this Letter Agreement shall automatically be terminated and become void and have no force or effect, without any liability on the part of any party hereto. [Signature Pages Follow]

Signature Page to Covenants Agreement TEEKAY CORPORATION By:______________________________ Name: Kenneth Hvid Title: President and Chief Executive Officer

Signature Page to Covenants Agreement IN WITNESS WHEREOF, this Letter Agreement has been signed by or on behalf of each of the parties as of this day first above written. STONEPEAK INFRASTRUCTURE FUND IV CAYMAN (AIV III) LP By: Stonepeak Infrastructure Fund IV Cayman LP, its general partner By: Stonepeak Infrastructure Fund IV Cayman Ltd, its general partner By: Name: James Wyper Title: Senior Managing Director